EXHIBIT 99.1

[XTO Logo Here]

NEWS RELEASE

For Immediate Release

Number: 05-15

XTO ENERGY ANNOUNCES 1Q EARNINGS WITH

RECORD PRODUCTION, REVENUES AND CASH FLOW

FORT WORTH, TX (April 20, 2005)—XTO Energy Inc. (NYSE-XTO) today reported record first quarter 2005 production of 1,199 million cubic feet equivalent (MMcfe) per day, up 34% from the first quarter 2004 level of 893 MMcfe per day. Total revenues for the first quarter were a record $628.9 million, a 59% increase from $394.8 million the prior year. Earnings for the quarter were $166.3 million, or 48 cents per share, compared with first quarter 2004 earnings of $94.1 million, or 30 cents per share. First quarter 2005 earnings include the effects of a derivative fair value loss and non-cash incentive compensation. Excluding these items, the Company’s earnings were $190.7 million, or 55 cents per share, compared to first quarter 2004 earnings of $119.1 million, or 38 cents per share. Operating cash flow, defined as cash provided by operations, before changes in operating assets and liabilities and exploration expense, was a record $409.8 million, up 55% from 2004 first quarter comparable operating cash flow of $264.8 million. See the last page of this release for further explanation and reconciliation of these non-GAAP financial measures.

The Company set records for each of its production components. First quarter daily gas production averaged 922 million cubic feet (MMcf), up 19% from first quarter 2004 daily production of 771 MMcf. Daily oil production for the first quarter was 35,627 barrels, a 164% increase from first quarter 2004 level of 13,470 barrels. During the quarter, natural gas liquids production was 10,584 barrels per day, a 56% increase from the prior year quarter rate of 6,766 barrels per day.

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XTO Energy Announces 1Q Earnings with Record Production, Revenues and Cash Flow

“Our disciplined strategy of growth — premium acquisitions and a measured pace of development drilling — continues to deliver record results for our shareholders. With production up 34% year-over-year, the Company’s revenues, earnings per share and operating cash flow increased by 59%, 60% and 55%, respectively, marking one of the best financial performances in our history,” stated Bob R. Simpson, Chairman and Chief Executive Officer. “We believe XTO is uniquely positioned for long-term growth in this higher commodity price environment. Our team has built a 4 to 5-year development inventory of more than 4,000 drilling locations. Likewise, our acquisition efforts have not only captured $3 billion in quality properties over the last 18 months but have made XTO a preferred partner within the industry. With strong global energy demand, quality investment opportunities and low interest rates, the outlook has never been better.”

“Once again, this quarter highlights XTO’s strong production performance,” commented President-Elect Keith A. Hutton. “We exceeded the high end of guidance by 2%, with a portion of natural gas growth volumes shifting into the NGL category. Moving forward, our drilling and workover efforts are providing solid production growth momentum across the board. In our Eastern Region, daily production from the Freestone Trend increased to more than 470 MMcf as the infrastructure to upgrade take-away capacity to 730 MMcf nears completion. With drilling activity just begun, the Company’s daily oil production has increased by more than 2,000 barrels since last quarter. Finally, with the closing of the Antero acquisition, XTO becomes a top producer in the Barnett Shale with 125 new wells planned for 2005. Altogether, the Company has 53 drilling rigs active and expects to deliver 24-26% production growth this year.”

On first quarter total revenues of $628.9 million, operating income was $285.8 million, a 69% increase from first quarter 2004 operating income of $169 million.

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XTO Energy Announces 1Q Earnings with Record Production, Revenues and Cash Flow

The average gas price for the first quarter increased 17% to $5.60 per thousand cubic feet (Mcf) from $4.79 per Mcf in first quarter 2004. The first quarter average oil price was $41.78 per barrel, a 25% increase from last year’s first quarter average price of $33.38. Natural gas liquids prices averaged $29.12 per barrel for the quarter, 31% higher than the 2004 quarter average price of $22.23.

* * *

XTO Energy Inc. is a domestic natural gas producer engaged in the acquisition, exploitation and development of quality, long-lived oil and natural gas properties in the United States. Its properties are concentrated in Texas, New Mexico, Arkansas, Oklahoma, Kansas, Wyoming, Colorado, Alaska, Utah and Louisiana.

Contact:	Louis G. Baldwin	Gary D. Simpson
	Executive Vice President &	Senior Vice President
	Chief Financial Officer	Investor Relations & Finance
	XTO Energy Inc.	XTO Energy Inc.
	817/870-2800	817/870-2800

The Company’s first quarter 2005 earnings and operational review conference call will be broadcast live via Internet webcast at 4:00 P.M. ET (3:00 P.M. CT) on Wednesday, April 20, 2005. The webcast can be accessed on the Company’s website at http://www.xtoenergy.com.

Statements made in this news release, including those relating to future growth, premium acquisitions, results for shareholders, long-term growth, commodity prices, drilling inventory, global energy demand, investment opportunities, interest rates, outlook, production growth and new wells are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, ability to acquire properties that meet our objectives, the timing and extent of changes in oil and gas prices, changes in underlying demand for oil and gas, the timing and results of drilling activity, the availability of and cost of obtaining drilling equipment and technical personnel, delays in completing production, treatment and transportation facilities, higher than expected production costs and other expenses, pipeline curtailments by third-parties and general market conditions. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

(tables follow)

XTO ENERGY INC.

(in thousands, except production, per share and per unit data)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Consolidated Income Statements

REVENUES
Gas and natural gas liquids	$492,563	$350,132
Oil and condensate	133,965	40,916
Gas gathering, processing and marketing	6,624	3,874
Other	(4,235)	(158)

Total Revenues	628,917	394,764

EXPENSES
Production	84,100	49,181
Taxes, transportation and other	59,437	36,563
Exploration (a)	1,665	1,021
Depreciation, depletion and amortization	129,310	81,904
Accretion of discount in asset retirement obligation	2,715	1,606
Gas gathering and processing	1,379	2,337
General and administrative (b)	50,303	46,754
Derivative fair value loss (c)	14,169	6,375

Total Expenses	343,078	225,741

OPERATING INCOME	285,839	169,023

OTHER EXPENSE
Interest expense, net (d)	(28,999)	(19,637)

INCOME BEFORE INCOME TAX	256,840	149,386

INCOME TAX
Current	23,212	6,757
Deferred	67,333	48,493

Total Income Tax Expense	90,545	55,250

NET INCOME	$166,295	$94,136

EARNINGS PER COMMON SHARE
Basic	$0.48	$0.30

Diluted	$0.47	$0.30

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	347,356	312,727

Diluted	351,994	315,331

Average Daily Production
Gas (Mcf)	921,685	771,442
Natural Gas Liquids (Bbls)	10,584	6,766
Oil (Bbls)	35,627	13,470
Natural Gas Equivalents (Mcfe)	1,198,949	892,858

Average Sales Prices (e)
Gas (per Mcf)	$5.60	$4.79
Natural Gas Liquids (per Bbl)	$29.12	$22.23
Oil (per Bbl)	$41.78	$33.38

(continued)

XTO ENERGY INC. (continued)

(in thousands)

	Three Months Ended March 31,
	2005	2004
Consolidated Statement of Cash Flows Data	(Unaudited)

Net Income	$166,295	$94,136
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	129,310	81,904
Accretion of discount in asset retirement obligation	2,715	1,606
Non-cash incentive compensation	23,590	33,224
Deferred income tax	67,333	48,493
Non-cash derivative fair value loss	11,971	5,386
Other non-cash items	6,935	(1,006)
Changes in operating assets and liabilities	(20,820)	(2,199)

Cash Provided by Operating Activities	$387,329	$261,544

	March 31, 2005	December 31, 2004
	(Unaudited)
Consolidated Balance Sheet Data
Cash and cash equivalents	$14,773	$9,700

Current Assets	$529,026	$436,965
Less:
Derivative fair value (f)	11,124	14,713
Deferred income tax benefit (f)	76,511	22,613

Current Assets, excluding derivative fair value and deferred income tax benefit	$441,391	$399,639

Net Property and Equipment	$5,976,530	$5,624,378

Total Assets	$6,555,291	$6,110,372

Current Liabilities	$656,521	$500,966
Less—Derivative fair value (f)	228,752	75,534

Current Liabilities, excluding derivative fair value	$427,769	$425,432

Long-term Debt	$2,162,821	$2,042,732

Total Stockholders’ Equity	$2,685,691	$2,599,373
Add—Accumulated other comprehensive loss (f)	117,368	28,882

Total Stockholders’ Equity excluding accumulated other comprehensive loss	$2,803,059	$2,628,255

(continued)

XTO ENERGY INC. (continued)

(a)	Primarily includes geological and geophysical costs.

(b)	Includes non-cash incentive compensation of $23.6 million in the three-month 2005 period and $33.2 million in the three-month 2004 period.

(c)	Reflects the change in fair value of derivative financial instruments not providing effective hedges.

(d)	Net of capitalized interest of $1 million in the three-month 2005 period and $700,000 in the three-month 2004 period.

(e)	Average sales prices include realized gains and losses on hedge derivatives.

(f)	These adjustments are made to current assets, current liabilities and stockholders’ equity because these items are recorded based on estimated derivative fair values and resulting unrealized gains and losses. Realized gains and losses will be based on commodity prices when related future production occurs. Net assets and equity to be recorded when future production occurs are not included in the balance sheet.

(continued)

XTO ENERGY INC. (continued)

Non-GAAP Financial Measures

Adjusted Earnings

Adjusted earnings, a non-GAAP financial measure, excludes certain items that management believes affect the comparability of operating results. The Company discloses adjusted earnings as a useful adjunct to GAAP net income because:

–	Management uses adjusted earnings to evaluate the Company’s operational trends and performance relative to other oil and gas producing companies.

–	Adjusted earnings are more comparable to earnings estimates provided by securities analysts.

–	Items excluded generally are one-time items, or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the Company generally excludes information regarding these types of items.

The	following reconciles GAAP net income to adjusted earnings:

(in thousands, except per share amounts)	Three Months Ended March 31,
(Unaudited)	2005	2004
Net income	$166,295	$94,136

Adjustments, net of tax:
Non-cash incentive compensation	15,263	20,931
Derivative fair value loss	9,167	4,016

Adjusted earnings	$190,725	$119,083

Adjusted earnings—basic	$0.55	$0.38

Operating Cash Flow

Operating cash flow, a non-GAAP financial measure, is defined as cash provided by operating activities before changes in operating assets and liabilities and exploration expense. Because changes in operating assets and liabilities and exploration expense are excluded, this cash flow statistic is different from cash provided by operating activities, as disclosed under GAAP. Management believes operating cash flow is a better liquidity indicator for oil and gas producers because of the adjustments made to cash provided by operating activities, explained as follows:

–	Adjustment for changes in operating assets and liabilities eliminates fluctuations primarily related to the timing of cash receipts and disbursements, which can vary from period-to-period because of conditions the Company cannot control (for example, the day of the week on which the last day of the period falls), and results in attributing cash flow to operations of the period that provided the cash flow.

–	Adjustment for exploration expense is to provide an amount comparable to operating cash flow for full cost companies and to eliminate the effect of a discretionary expenditure that is part of the Company’s capital budget.

Management uses operating cash flow not only for measuring the Company’s cash flow and liquidity, but also in evaluating the Company against other oil and gas producing companies and valuing potential producing property acquisitions.

The following reconciles cash provided by operating activities, the GAAP cash flow measure, to operating cash flow:

(in thousands)	Three Months Ended March 31,
(Unaudited)	2005	2004
Cash Provided by Operating Activities	$387,329	$261,544

Changes in operating assets and liabilities	20,820	2,199
Exploration expense	1,665	1,021

Operating Cash Flow	$409,814	$264,764

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